Exhibit 99.1

News from Xerox
Public Relations Office: 800 Long Ridge Road Stamford, CT 06904 203-968-3135	FOR IMMEDIATE RELEASE

XEROX REPORTS SECOND-QUARTER EARNINGS OF 28 CENTS PER SHARE

•	Total revenue up 6 percent, post-sale revenue up 7 percent as reported

•	Total color revenue up 12 percent; color annuity up 16 percent

•	Services annuity up 8 percent in first half of year

•	Operating cash flow of $388 million

•	Earnings expectations for full-year raised to $1.16 – $1.18

STAMFORD, Conn., July 25, 2007 – Xerox Corporation (NYSE: XRX) announced today second-quarter 2007 earnings per share of 28 cents.

Total revenue of $4.2 billion grew 6 percent in the quarter. Post-sale and financing revenue – Xerox’s annuity streams that represent more than 70 percent of total revenue – increased 7 percent. Both total revenue and post-sale revenue included a currency benefit of 2 percentage points as well as the benefit from Xerox’s acquisition of Global Imaging Systems, which was completed in early May.

“Our results in the second quarter reflect the strategic importance of annuity and acquisitions flowing through to boost revenue and strengthen our position in the marketplace,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “With the Global Imaging team now on board, we’ve increased our reach to U.S. small and mid-size businesses by 50 percent. At the same time, our investment in delivering the industry’s broadest portfolio of color technology is paying off with the annuity from our color business increasing 16 percent. And, Xerox’s global relationships with large customers are contributing to annuity growth from our consulting and managed services business.

“We are consistent in managing the business effectively – generating steady operational cash flow and containing costs while competing aggressively and expanding earnings to deliver value for shareholders. As a result, we delivered solid results in the first half of the year and are raising earnings expectations for the full year,” she added.

A fundamental measure of Xerox’s business is increasing the number of Xerox systems installed in customers’ workplaces. This install activity generates sales of supplies and services that are expected to drive gains in post-sale revenue. During the second quarter, install activity increased 54 percent for the company’s color

Xerox Reports Second-Quarter 2007 Earnings / 2

multifunction devices that print, copy, fax and scan. In addition, activity grew for color production systems as more commercial printers and graphic arts customers installed Xerox digital presses to meet their clients’ demand for personalization, book publishing and promotional marketing materials.

Price declines and the mix of products sold continued to put pressure on equipment sales revenue. Xerox reported a 3 percent increase in equipment sales revenue, which includes a 2-point benefit from currency.

Since the beginning of the year, Xerox has introduced 28 new products, 10 of which are color devices, doubling the 14 total product launches in 2006. More than two-thirds of Xerox’s equipment sales revenue comes from products launched in the past two years.

Revenue from color grew 12 percent in the second quarter and now represents 38 percent of Xerox’s total revenue, up 4 points from the second quarter of 2006. Xerox color presses produce the highest volume of pages in the industry and last year more than 30 billion color pages were printed on Xerox technology. In the second quarter, the number of color pages grew 30 percent, and now represent 12 percent of total pages, up 3 points from the prior year. Color performance excludes Global Imaging Systems.

Xerox services help businesses simplify work processes, manage office technology and in-house print shops, digitize paper files, create digital archives and much more. Through multiyear, multimillion dollar contracts, the company’s document management services generated more than $1.6 billion in annuity revenue in the first half of the year, an 8 percent increase in post-sale revenue from services. Xerox recently signed its largest services contract to date, finalizing a seven-year deal with the United Kingdom’s Department for Work and Pensions for a Xerox-led group to serve as the department’s primary supplier of print and related services, supporting more than 2,000 DWP offices across the U.K.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital printing and services that enable on-demand, personalized printing. Total production revenue increased 2 percent in the second quarter including a 4 point currency benefit. Installs of production black-and-white systems declined 7 percent with initial demand for the newly launched Xerox Nuvera® EA and Xerox Nuvera 288 systems and continuous feed systems only partially offsetting declines in higher-end production printing. Production color installs grew 4 percent reflecting strong activity for the Xerox iGen3® Digital Production Press and DocuColor® 5000 and 8000 systems.

Xerox Reports Second-Quarter 2007 Earnings / 3

The company’s acquisition of Global Imaging Systems gives Xerox access to about 200,000 new customers and adds 1,400 sales people to expand Xerox’s footprint in the SMB market. Sales from Global Imaging supported second-quarter growth in Xerox’s office business, which provides document technology and services for businesses of any size. Total office revenue was up 5 percent in the second quarter including a 2 point benefit from currency. Installs of the company’s office black-and-white systems increased 7 percent primarily due to a 9 percent increase in activity for Xerox’s mid-range line of multifunction devices. Installs for office color multifunction devices grew 54 percent in the quarter.

Gross margins were 40.3 percent, a less than one point decline from second quarter of 2006. Selling, administrative and general expenses were 25.7 percent of revenue, about the same as the prior year. Xerox generated operating cash flow of $388 million in the second quarter and closed the quarter with $870 million in cash and short-term investments.

Since launching its stock buyback program in October 2005, the company to date has repurchased about 117 million shares, totaling $1.8 billion of its $2.5 billion program.

Xerox expects third-quarter 2007 earnings in the range of 24-26 cents per share. The company increased its range of earnings expectations for full-year 2007 to $1.16-$1.18.

-XXX-

Media Contacts:

Michael Moeller, Xerox Corporation, 203-968-3135, michael.moeller@xerox.com

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that the future business operations of Global Imaging Systems will not be successful; the risk that customer retention and revenue expansion goals for the GIS transaction will not be met and that disruptions from the GIS transaction will harm relationships with customers, employees and suppliers; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk

Xerox Reports Second-Quarter 2007 Earnings / 4

Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 as well as in our 2006 Form 10-K filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For more information on Xerox, visit http://www.xerox.com/ or http://www.xerox.com/news. XEROX®, Xerox Nuvera® and iGen3® are trademarks of XEROX CORPORATION. DocuColor® is used under license.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per-share data)	2007	2006	% Change	2007	2006	% Change

Revenues
Sales	$1,976	$1,882	5%	$3,683	$3,548	4%
Service, outsourcing and rentals	2,027	1,884	8%	3,951	3,700	7%
Finance income	205	211	(3%)	410	424	(3%)

Total Revenues	4,208	3,977	6%	8,044	7,672	5%

Costs and Expenses
Cost of sales	1,286	1,200	7%	2,370	2,275	4%
Cost of service, outsourcing and rentals	1,148	1,068	7%	2,266	2,128	6%
Equipment financing interest	79	76	4%	157	152	3%
Research, development and engineering expenses	223	230	(3%)	441	455	(3%)
Selling, administrative and general expenses	1,081	1,020	6%	2,035	2,003	2%
Restructuring and asset impairment charges	(2)	36	*	(4)	36	*
Other expenses, net	78	82	(5%)	135	150	(10%)

Total Costs and Expenses	3,893	3,712	5%	7,400	7,199	3%

Income before Income Taxes and Equity Income**	315	265	19%	644	473	36%
Income taxes	76	22	*	178	69	*
Equity in net income of unconsolidated affiliates	27	17	59%	33	56	(41%)

Net Income	$266	$260	2%	$499	$460	8%

Basic Earnings per Share	$0.28	$0.27	4%	$0.53	$0.47	13%
Diluted Earnings per Share	$0.28	$0.26	8%	$0.52	$0.46	13%

*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	June 30, 2007	December 31, 2006

Assets
Cash and cash equivalents	$850	$1,399
Short-term investments	20	137

Total cash, cash equivalents and short-term investments	870	1,536
Accounts receivable, net	2,445	2,199
Billed portion of finance receivables, net	285	273
Finance receivables, net	2,636	2,649
Inventories	1,416	1,163
Other current assets	941	934

Total current assets	8,593	8,754
Finance receivables due after one year, net	4,810	4,922
Equipment on operating leases, net	530	481
Land, buildings and equipment, net	1,562	1,527
Investments in affiliates, at equity	835	874
Intangible assets, net	638	286
Goodwill	3,427	2,024
Deferred tax assets, long-term	1,514	1,790
Other long-term assets	1,097	1,051

Total Assets	$23,006	$21,709

Liabilities and Common Shareholders’ Equity

Short-term debt and current portion of long-term debt	$1,258	$1,485
Accounts payable	1,153	1,133
Accrued compensation and benefits costs	554	663
Other current liabilities	1,394	1,417

Total current liabilities	4,359	4,698
Long-term debt	6,733	5,660
Liability to subsidiary trust issuing preferred securities	608	624
Pension and other benefit liabilities	1,448	1,336
Post-retirement medical benefits	1,506	1,490
Other long-term liabilities	803	821

Total Liabilities	15,457	14,629
Common stock, including additional paid-in-capital	4,401	4,666
Treasury stock, at cost	(64)	(141)
Retained earnings	4,699	4,202
Accumulated other comprehensive loss	(1,487)	(1,647)

Total Common Shareholders’ Equity	7,549	7,080

Total Liabilities and Common Shareholders’ Equity	$23,006	$21,709

Shares of common stock issued	939,284	954,568
Treasury stock	(3,428)	(8,363)

Shares of common stock outstanding	935,856	946,205

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2007	2006	2007	2006

Cash Flows from Operating Activities:
Net income	$266	$260	$499	$460
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	162	163	314	318
Provisions for receivables and inventory	58	32	94	66
Net gain on sales of businesses and assets	–	(10)	(4)	(12)
(Undistributed) distributed equity in net income of unconsolidated affiliates	(13)	3	(18)	(34)
Stock-based compensation	18	17	35	28
Restructuring and asset impairment charges	(2)	36	(4)	36
Cash payments for restructurings	(60)	(62)	(134)	(142)
Contributions to pension benefit plans	(27)	(248)	(55)	(280)
Increase in inventories	(22)	(85)	(160)	(152)
Increase in equipment on operating leases	(76)	(58)	(145)	(113)
Decrease in finance receivables	82	80	220	235
Increase in accounts receivable and billed portion of finance receivables	(89)	(101)	(116)	(112)
Decrease in other current and long-term assets	58	29	54	29
Increase (decrease) in accounts payable and accrued compensation	11	103	(73)	30
Net change in income tax assets and liabilities	49	(10)	143	2
Net change in derivative assets and liabilities	(26)	(10)	(24)	6
Increase (decrease) in other current and long-term liabilities	5	61	(27)	(7)
Other, net	(6)	20	(24)	9

Net cash provided by operating activities	388	220	575	367

Cash Flows from Investing Activities:
Purchases of short-term investments	–	(54)	(18)	(99)
Proceeds from sales of short-term investments	46	51	136	144
Cost of additions to land, buildings and equipment	(56)	(46)	(108)	(77)
Proceeds from sales of land, buildings and equipment	2	1	6	3
Cost of additions to internal use software	(25)	(18)	(54)	(31)
Proceeds from divestitures and investments, net	–	12	–	150
Acquisitions, net of cash acquired	(1,530)	–	(1,530)	–
Net change in escrow and other restricted investments	19	66	40	(22)

Net cash (used in) provided by investing activities	(1,544)	12	(1,528)	68

Cash Flows from Financing Activities:
Cash proceeds from new secured financings	24	25	58	74
Debt payments on secured financings	(202)	(771)	(432)	(1,105)
Net cash proceeds on other debt	1,009	119	996	791
Payment of liability to subsidiary trust issuing preferred securities	–	–	–	(100)
Preferred stock dividends	–	(15)	–	(29)
Proceeds from issuances of common stock	19	6	51	28
Excess tax benefits from stock-based compensation	6	3	18	10
Payments to acquire treasury stock	(64)	(225)	(289)	(463)
Other	(15)	(1)	(15)	(3)

Net cash provided by (used in) financing activities	777	(859)	387	(797)

Effect of exchange rate changes on cash and cash equivalents	11	11	17	22

Decrease in cash and cash equivalents	(368)	(616)	(549)	(340)
Cash and cash equivalents at beginning of period	1,218	1,598	1,399	1,322

Cash and cash equivalents at end of period	$850	$982	$850	$982

Financial Review

Summary

Revenues

	Three Months Ended June 30,
(in millions)	2007	2006	Change

Equipment sales	$1,141	$1,109	3%
Post sale and other revenue[1]	2,862	2,657	8%
Finance income	205	211	(3%)

Total Revenues	$4,208	$3,977	6%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,976	$1,882
Less: Supplies, paper and other sales	(835)	(773)

Equipment sales	$1,141	$1,109

Service, outsourcing and rentals	$2,027	$1,884
Add: Supplies, paper and other sales	835	773

Post sale and other revenue	$2,862	$2,657

Memo: Color[2]	$1,531	$1,364

[1]

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

[2]	Color revenues represent a subset of total revenues and exclude GIS revenues.

Second quarter 2007 total revenues grew 6% compared to the second quarter 2006. Our consolidated results include the results of Global Imaging Systems (GIS) since May 9, 2007, the effective date of the acquisition. When including GIS in our 2006 results3, second quarter 2007 total revenue grew 1%. Currency had a 2-percentage point positive impact on total revenues in the quarter. Total revenues included the following:

•

7% increase in post sale, financing and other revenue, or 4% including GIS in our 2006 results[3]. This included a 2-percentage point benefit from currency. Growth in GIS, color products, DMO, document management services and paper more than offset a decline in black-and-white digital office revenue and light lens products.

o	8% increase in service, outsourcing, and rentals revenue to $2,027 million reflected the inclusion of GIS, growth in technical service and document management services revenue. Supplies, paper, and other sales of $835 million grew 8% year-over-year due to the inclusion of GIS, growth in DMO and increased paper revenue.

•

3% increase in equipment sales revenue, or 4% decrease including GIS in our 2006 results[3]. This included a 2-percentage point benefit from currency. Growth in office color multifunction and production color install activity was more than offset by overall price declines between 5% and 10%, declines in production black-and-white products and color printers, as well as an increased proportion of equipment installed under operating lease contracts where revenue is recognized over-time in post sale. More than two-thirds of the second quarter 2007 equipment sales were generated from products launched in the past 24 months.

•	12% growth in color revenue[2]. Color revenue of $1,531 million comprised 38% of total revenue in the second quarter 2007, excluding GIS, compared to 34% in the second quarter 2006[4], reflecting:

o	17% growth in color post sale and other revenue. Color represented 34% of post sale and other revenue in the second quarter 2007, excluding GIS, versus 31% in the second quarter 2006[4].

o	5% growth in color equipment sales revenue. Color sales represented 48% of total equipment sales in the second quarter 2007, excluding GIS, versus 44% in the second quarter 2006[4].

[3]

The percentage point impacts from GIS reflect the revenue growth YOY after including GIS’s estimated results from May 9th thru June 30th in 2006. See page 15 for an explanation of this non-GAAP measure.

[4]

Total color, color post sale and other, and color equipment sales revenues comprised 36%, 33% and 45% in 2007, respectively if calculated on total, total post sale and other, and total equipment sales revenues, including GIS. GIS is excluded from the ratios presented, as the breakout of the information required to make this computation for all periods is not available.

Notes:

Approximately 75% of GIS revenue is included in the Office segment representing those sales and services that align to our Office segment, and 25% in the Other segment.

Install activity percentages include the Xerox-branded shipments to GIS.

Net Income

Second quarter 2007 net income of $266 million, or $0.28 per diluted share increased $6 million or $0.02 per diluted share from the second quarter 2006.

Second quarter 2006 net income of $260 million, or $0.26 per diluted share included a $46 million tax benefit resulting from the resolution of certain tax matters associated with foreign tax audits, as well as after-tax restructuring charges of $25 million ($36 million pre-tax) and a $9 million after-tax charge ($13 million pre-tax) from the write-off of remaining unamortized deferred debt issuance costs as a result of the termination of our 2003 Credit Facility.

The calculations of basic and diluted earnings per share are included as Appendix I.

Operations Review

	Three Months Ended June 30,
(in millions)	Production	Office	DMO	Other	Total

2007
Equipment sales	$302	$624	$165	$50	$1,141
Post sale and other revenue	772	1,286	364	440	2,862
Finance income	79	120	2	4	205

Total Revenues	$1,153	$2,030	$531	$494	$4,208

Segment Profit	$82	$226	$37	$2	$347

Operating Margin	7.1%	11.1%	7.0%	0.4%	8.2%

2006
Equipment sales	$333	$598	$140	$38	$1,109
Post sale and other revenue	720	1,204	327	406	2,657
Finance income	81	125	2	3	211

Total Revenues	$1,134	$1,927	$469	$447	$3,977

Segment Profit	$88	$213	$34	$(13)	$322

Operating Margin	7.8%	11.1%	7.2%	(2.9)%	8.1%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income

Production

Revenue

Second quarter 2007 Production revenue of $1,153 million increased 2%, including a 4-percentage point benefit from currency, reflecting:

•	7% increase in post sale and other revenue, including a 3-percentage point benefit from currency, as growth from digital products more than offset declines in revenue from older light lens technology.

•

9% decrease in equipment sales revenue, including a 3-percentage point benefit from currency, driven primarily from declines in production black-and-white systems and an increased proportion of equipment installed under operating lease contracts where revenue is recognized over-time in post sale.

•	7% decline in installs of production black-and-white systems including a decline in installs of high-volume production printing systems partially offset by Xerox Nuvera® systems install growth.

•	4% growth in installs of production color products driven by DocuColor® 5000, 8000 and iGen3® activity.

Operating Profit

Second quarter 2007 Production profit of $82 million decreased $6 million from second quarter 2006 reflecting lower gross profit partially offset by lower R,D&E and SAG expenses reflecting, in part, the benefits from 2006 restructuring programs. Operating profit margin decreased 0.7-percentage points in the second quarter 2007.

Office

Revenue

Second quarter 2007 Office revenue of $2,030 million increased 5%, including a 2-percentage point benefit from currency, reflecting:

•

7% increase in post sale and other revenue, including a 3-percentage point benefit from currency, reflecting growth in revenue as a result of the inclusion of GIS as well as growth from color multifunction devices and color printers.

•	4% increase in equipment sales revenue, including a 2-percentage point benefit from currency, reflecting growth in revenue as a result of the inclusion of GIS.

•	54% color multifunction device install growth led by strong demand for Xerox WorkCentre® products was offset by declines in price and color printers, as well as mix in black-and-white products.

•	7% increase in black-and-white copiers and multifunction devices, including 7% growth in Segment 1&2 products (11-30 ppm) and 9% growth in Segment 3-5 products (31-90 ppm).

•	13% decline in color printers due to lower OEM sales.

Operating Profit

Second quarter 2007 Office profit of $226 million increased $13 million from second quarter 2006 as a result of higher gross profit due to increased revenue.

DMO

Revenue

Second quarter 2007 DMO revenue of $531 million increased 13%, reflecting:

•	11% increase in post sale and other revenue driven primarily by increased supplies, document management services and paper revenue.

•

18% increase in equipment sales revenue reflecting install growth in office multifunction color, light production black-and-white and production color systems. DMO equipment sales consist of Office and Production products, including a large proportion of sales of Segment 1&2 office products.

Operating Profit

Second quarter 2007 DMO profit of $37 million increased $3 million from 2006 reflecting higher gross profit from increased revenue partially offset by increased SAG expenses reflecting increased advertising and promotional spending.

Other

Revenue

Second quarter 2007 Other revenue of $494 million increased 11%, including a 2-percentage point benefit from currency, primarily reflecting the inclusion of GIS as well as increased paper and value-added services revenue. Paper comprised approximately half of second quarter 2007 Other segment revenue.

Operating Profit

Second quarter 2007 Other profit of $2 million increased $15 million from second quarter 2006 reflecting increased value-added services revenue, including our 2006 acquisition of Amici (now Xerox Litigation Services).

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended June 30,
	2007	2006	Change
Gross Margin
Sales	34.9%	36.2%	(1.3) pts
Service, outsourcing and rentals	43.4%	43.3%	0.1 pts
Financing Income	61.5%	64.0%	(2.5) pts
Total	40.3%	41.1%	(0.8) pts

Second quarter 2007 total gross margin of 40.3% decreased 0.8-percentage points compared to the second quarter 2006 primarily due to a higher proportion of revenue from lower margin businesses including document management services, paper and DMO.

Sales gross margin decreased 1.3-percentage points compared to the second quarter 2006 due to supplies product mix. The impact of prices declines and cost improvements offset one another.

Service, outsourcing and rentals margin increased 0.1-percentage points, as cost and productivity improvements including restructuring savings and other variances more than offset price declines and product mix.

Financing income margin declined 2.5-percentage points primarily from additional interest expense due to higher interest rates.

Research, Development and Engineering Expenses (“R,D&E”)

	Three Months Ended June 30,
	2007	2006	Change
R,D&E % Revenue	5.3%	5.8%	(0.5) pts

R,D&E of $223 million in the second quarter 2007 was $7 million lower than the second quarter 2006. R&D of $188 million increased by $2 million while sustaining engineering costs of $35 million declined by $9 million, primarily in the Production segment reflecting lower spending related to environmental compliance activities and maturing product platforms.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended June 30,
	2007	2006	Change
SAG % Revenue	25.7%	25.6%	0.1 pts

SAG expenses of $1,081 million in the second quarter 2007 were $61 million higher than the second quarter 2006, including a $26 million negative impact from currency. The SAG expense increase reflected the following:

•

$17 million increase in selling expenses reflecting the inclusion of GIS selling expenses. Second quarter 2007 selling reductions include 2006 IPEX trade show expenses not repeated in 2007 and the benefits from 2006 restructuring programs intended to re-align our sales infrastructure.

•	$26 million increase in general and administrative (“G&A”) expenses primarily from the inclusion of GIS expenses.

•

Second quarter 2007 bad debt expense of $39 million increased $18 million from the second quarter 2006 primarily reflecting an increase in reserves involving several customers in a European country. Overall, bad debt expense continues to reflect the favorable trend in write-offs, receivables aging and collections experienced over the past several quarters.

Worldwide Employment

Worldwide employment of 58,100 at June 30, 2007, increased approximately 4,400 from year-end 2006 primarily reflecting the addition of approximately 4,700 GIS personnel and the hiring of former contract employees in certain Latin American subsidiaries, partially offset by reductions from the 2006 restructuring programs.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2007	2006
Non-financing interest expense	$70	$60
Interest income	(14)	(16)
Gains on sales of businesses and assets	-	(10)
Currency (gains) losses, net	(1)	10
Amortization of intangible assets	10	10
Legal matters	1	10
Other, net	12	18

Total	$78	$82

Non-Financing Interest Expense

Second quarter 2007 non-financing interest expense of $70 million was $10 million higher than the second quarter 2006, due to higher interest rates and higher average debt balances.

Gains on Sales of Businesses and Assets

Second quarter 2006 gains of $10 million reflect the receipt from escrow of additional proceeds from our sale of Integic in the first quarter 2005. The proceeds were placed in escrow upon the sale of Integic pending completion of an indemnification period that ended in May 2006.

Currency (Gains) Losses, Net

Net second quarter 2007 currency gains of $1 million and net second quarter 2006 losses of $10 million primarily reflect the mark-to-market of derivative contracts which economically hedge the cost of anticipated foreign currency denominated payments. The change from 2006 is primarily attributable to currency fluctuations.

Legal Matters

Legal expenses of $10 million in the second quarter 2006 primarily included charges of $19 million associated with probable losses from various legal matters partially offset by $12 million of proceeds from the resolution of the Palm litigation matter.

Other, net

Other, net of $18 million in the second quarter 2006 included a $13 million write-off of unamortized deferred debt issuance costs associated with the termination of our 2003 Credit Facility.

Income Taxes

In the second quarter 2007, we recorded income tax expense of $76 million compared to $22 million in the second quarter 2006. The effective tax rate for the second quarter 2007 was 24.1% versus 8.3% in the second quarter 2006.

The second quarter 2007 effective tax rate of 24.1% was lower than the U.S. statutory tax rate of 35.0% primarily reflecting tax benefits from the utilization of foreign tax credits and the geographical mix of income before taxes and the related tax rates in those jurisdictions.

The second quarter 2006 effective tax rate of 8.3% was lower than the U.S. statutory tax rate of 35.0% primarily reflecting tax benefits of $46 million from the resolution of certain tax issues associated with foreign tax audits, $11 million from the reversal of a valuation allowance on deferred tax assets associated with foreign net operating loss carry forwards, the geographical mix of income before taxes and the related tax rates in those jurisdictions and a tax law change.

Our effective tax rate is based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions, as well as available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remainder of the year will approximate 31%, excluding the effects of any future discrete events and we expect our full year 2007 tax rate to be approximately 30%.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $27 million increased $10 million compared to second quarter 2006 primarily due to our 25% share of Fuji Xerox’s higher net income.

Capital Resources and Liquidity

The following tables summarize our cash, cash equivalents and short-term investments for the three months ended June 30, 2007 and 2006:

	Three Months Ended June 30,
(in millions)	2007	2006	Amount Change
Net cash provided by operating activities	$388	$220	$168
Net cash (used in) provided by investing activities	(1,544)	12	(1,556)
Net cash provided by (used in) financing activities	777	(859)	1,636
Effect of exchange rate changes on cash and cash equivalents	11	11	—

Decrease in cash and cash equivalents	(368)	(616)	248
Cash and cash equivalents at beginning of period	1,218	1,598	(380)

Cash and cash equivalents at end of period	$850	$982	$(132)

Cash, cash equivalents and Short-term investments reported in our Consolidated Financial Statements were as follows:
	2007	2006
Cash and cash equivalents	$850	$982
Short-term investments	20	199

Total Cash, cash equivalents and Short-term investments	$870	$1,181

Cash Flows from Operating Activities

Net cash provided by operating activities of $388 million in the second quarter 2007 increased $168 million from second quarter 2006 primarily due to the following:

•	$221 million increase due to a $226 million second quarter 2006 pension plan contribution that was not repeated in the second quarter 2007.

•	$63 million increase due to lower inventory growth.

•	$12 million increase due to a $57 million sale of receivables partially offset by higher accounts receivable reflecting increased revenue.

•	$92 million decrease primarily due to a reduction in accounts payable based on timing of payments to suppliers.

•	$27 million decrease due to changes in other current and long term assets and liabilities.

•	$18 million decrease due to higher installs of Xerox products that are recorded as equipment on operating leases.

Cash Flows from Investing Activities

Net cash used in investing activities of $1,544 million in the second quarter 2007 increased $1,556 million from second quarter 2006 primarily due to the following:

•	$1,530 million increase due to the acquisition of GIS.

•	$47 million increase due to lower net releases in escrow and other restricted cash balances.

•	$17 million increase in capital expenditures and internal use software.

•	$12 million increase due to net proceeds from divestitures and investments received in second quarter 2006 not repeated in 2007.

•	$49 million decrease as a result of higher net proceeds from sales of short-term investments as we continue to liquidate our portfolio of such investments.

Cash Flows from Financing Activities

Net cash provided by financing activities was $777 million in the second quarter 2007. The increase in cash flows of $1,636 million from second quarter 2006 was primarily due to the following:

•	$890 million increase in proceeds from other debt including the $1.1 billion May 2007 issuance of our 5.5% Senior Notes.

•	$568 million increase due to lower net repayments of secured debt.

•	$161 million increase due to lower purchases under our share repurchase program given the utilization of cash for the acquisition of GIS.

•	$13 million increase due to higher proceeds from the issuance of common stock, resulting from increases in exercised stock options.

Customer Financing Activities and Debt

The following represents our total finance assets associated with our lease and finance operations:

	June 30, 2007	December 31, 2006
Total Finance receivables, net (1)	$7,731	$7,844
Equipment on operating leases, net	530	481

Total Finance Assets, net	$8,261	$8,325

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

As of June 30, 2007, approximately 22% of total debt was secured by finance receivables and other assets compared to 29% at December 31, 2006.

Subsequent Events

In July 2007, we completed a transaction with De Lage Landen (“DLL”) to purchase their 51% ownership interest in the lease financing joint venture in the Netherlands (the “DLL Joint Venture”) for approximately $25 million. In connection with the purchase, the secured borrowings to DLL of approximately $153 million were repaid and the related finance receivables are no longer encumbered. To fund the purchase and repayment we borrowed approximately $161 million of unsecured debt due July 1, 2008. Other than the repayment of the secured debt and the new unsecured borrowing, the effects from this transaction will be immaterial as the DLL Joint Venture will continue to be consolidated in our financial statements.

On July 19, 2007, we priced a zero coupon bond in a private placement transaction. The bond is expected to close on July 30, 2007, at which time we expect to receive net proceeds of approximately $300 million. The bond has a final maturity of July 30, 2022 with a final amount due at maturity of $706 million. The bond is putable annually at the option of the holder beginning July 30, 2009. Proceeds will be used to replace secured debt.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that the future business operations of GIS will not be successful; the risk that customer retention and revenue expansion goals for the GIS transaction will not be met and that disruptions from the GIS transaction will harm relationships with customers, employees and suppliers; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 as well as in our 2006 Form 10-K filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we discussed the results for the second quarter 2007 and the corresponding 2006 period using non-GAAP financial measures. Management believes these measures give investors an additional perspective of revenue trends, as well as the impact of the acquisition of GIS to the Company. To understand these trends in the business, we believe that it is helpful to adjust revenue to determine the impact of the acquisition of Global Imaging Systems to include GIS’ estimated revenue for the comparable 2006 period to determine the impact on revenue growth rates. We refer to this adjusted growth as “adjusted revenue” in the following reconciliation table. Management believes that these non-GAAP financial measures can provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with GAAP is set forth below as well as in the 2007 second quarter presentation slides available at www.xerox.com/investor.

	Three Months Ended June 30,
	2007	2006	% Change
Equipment Sales Revenue:
As Reported	$1,141	$1,109	3%
As Adjusted	$1,141	$1,194	(4%)
Post Sale, Financing & Other:
As Reported	$3,067	$2,868	7%
As Adjusted	$3,067	$2,957	4%
Total Revenue:
As Reported	$4,208	$3,977	6%
As Adjusted	$4,208	$4,151	1%

Revenue As Adjusted adds GIS’s estimated results for the period from May 9th through June 30th 2006 to our 2006 reported revenue.

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data.

Shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Basic Earnings per Share:

Net Income	$266	$260	$499	$460
Accrued dividends on Series C Mandatory Convertible Preferred Stock (1)	–	(15)	–	(29)

Adjusted net income available to common shareholders	$266	$245	$499	$431

Weighted Average Common Shares Outstanding	938,916	913,503	942,317	920,422

Basic Earnings per Share	$0.28	$0.27	$0.53	$0.47

Diluted Earnings per Share:

Net Income	$266	$260	$499	$460
Interest on Convertible Securities, net	1	–	1	1

Adjusted net income available to common shareholders	$267	$260	$500	$461

Weighted Average Common Shares Outstanding	938,916	913,503	942,317	920,422
Common shares issuable with respect to:
Stock options	9,130	8,459	8,755	8,884
Restricted stock and performance shares	6,824	3,054	6,193	3,035
Series C Mandatory Convertible Preferred Stock (1)	–	74,797	–	74,797
Convertible securities	1,992	1,992	1,992	1,992

Adjusted Weighted Average Common Shares Outstanding	956,862	1,001,805	959,257	1,009,130

Diluted Earnings per Share	$0.28	$0.26	$0.52	$0.46

(1)	Series C Mandatory Convertible Preferred Stock were converted to common shares in July 2006.

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

Reconciliation to pre-tax income:	Three Months Ended June 30,
	2007	2006
Total Segment Operating Profit	$347	$322
Reconciling items:
Restructuring and asset impairment charges	2	(36)
Miscellaneous expenses	(7)	(4)
Equity in net income of unconsolidated affiliates	(27)	(17)

Pre-tax income	$315	$265

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (DMO) and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller, Color 41+ ppm excluding 50 ppm and 60 ppm with embedded controller; North America & Europe

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm and 60 ppm with embedded controller; North America & Europe.

DMO:	Operations in Latin America, Brazil, the Middle East, India, Eurasia and Central-Eastern Europe, and Africa

Other:	Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.